ATTACHMENT 1
To Revised Schedule A of the Investment Management Agreement, dated December 2, 2004, by and between Allianz Life Advisers, LLC (now Allianz Investment Management LLC) and Allianz Variable Insurance Products Fund of Funds Trust.
Fees payable to the Manager pursuant to Revised Schedule A to the Investment Management Agreement shall be calculated at the following annual rates until such time as this Attachment 1 is further revised. The following reduced rates may not be increased or terminated prior to April 30, 2024 (the “Fee Reduction Term”). Thereafter, the Fee Reduction Term will renew automatically, with respect to each Fund below, for subsequent one-year terms, provided that neither the Manager nor the Trust provide written notice otherwise, and provided further that the Investment Management Agreement is approved at least annually by the Board of Trustees of the Trust.

Fund	Rate (Average Net Assets in Millions (M) for Funds with Breakpoints)
All Assets
AZL MVP DFA Multi-Strategy Fund 0.10%
All Assets
AZL MVP Fusion Balanced Fund 0.15%
All Assets
AZL MVP Fusion Conservative Fund 0.15%
All Assets
AZL MVP Fusion Moderate Fund 0.15%

Acknowledged:
Allianz Variable Insurance Products Fund of Funds Trust

By:    _________________________________
Name:
Title:

Allianz Investment Management LLC

By:     ________________________________
Name:
Title:

Updated:  10/1/2022